EXHIBIT 99.1

SCOTT HAMBERGER NAMED TO BOARDS OF EAGLE FINANCIAL SERVICES, INC. AND BANK OF CLARKE COUNTY

Contact: John E Hudson, SVP/MKTG DIR	540.955.2510
jhudson@bankofclarke.com

BERRYVILLE VA - December 23, 2015: Scott Hamberger has been elected to the boards of Eagle Financial Services, Inc. and Bank of Clarke County. Eagle Financial is the holding company for Bank of Clarke County, a regional community bank that operates 12 branch locations in the northern Virginia and northern Shenandoah Valley area.

Mr. Hamberger is President and CEO of Integrus Holdings, Inc. which he helped co-found in 1993. Integrus operates several business units, including Fortessa Tableware Solutions, Sterling Restaurant Supply and Rental Resource Partners. Currently, Integrus has 200 associates around the world generating over $70 million in revenue.

Along with his corporate responsibilities, Mr. Hamberger is active in his communities. He is a member of the board of trustees for Marymount University and a member of Inova Loudoun Hospital Center’s board of directors. Mr. Hamberger is a past president of the Loudoun County Chamber of Commerce and past chair of the Loudoun County CEO Cabinet.